Filed Pursuant to Rule 424(b)(2) Registration Nos. 333-234425 and 333-234425 -01
Pricing Supplement dated October 29, 2021 (To Prospectus dated December 31, 2019, Series A Prospectus Supplement dated December 31, 2019 and Product Supplement EQUITY-1 dated January 3, 2020)
BofA Finance LLC Medium-Term Notes, Series A Fully and Unconditionally Guaranteed by Bank of America Corporation
Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Russell 2000® Index due November 3, 2025
■   Linked to the Russell 2000® Index (the “Underlying”)
■  Unlike ordinary debt securities, the Securities do not pay interest, do not repay a fixed amount of principal at maturity and are subject to potential automatic call upon the terms described below. Any return you receive on the Securities and whether they are automatically called will depend on the performance of the Underlying
■   Automatic Call.  If the closing level of the Underlying on any Observation Date is greater than or equal to the Starting Value, the Securities will be automatically called for the principal amount plus the Call Premium applicable to that Observation Date. The Call Premium applicable to each Observation Date will be a percentage of the principal amount that increases for each Observation Date based on a simple (non-compounding) return of 6.00% per annum
Observation Date
Call Premium
November 3, 2022
6.00% of the principal amount
November 3, 2023
12.00% of the principal amount
November 4, 2024
18.00% of the principal amount
October 27, 2025 (the “Valuation Date”)
24.00% of the principal amount
■   Redemption Amount. If the Securities are not automatically called, you will receive a Redemption Amount that could be equal to or less than the principal amount per Security depending on the closing level of the Underlying on the Valuation Date as follows:
■
If the closing level of the Underlying on the Valuation Date is less than the Starting Value, but not by more than 10%, you will receive the principal amount of your securities
■
If the closing level of the Underlying on the Valuation Date is less than the Starting Value by more than 10%, you will receive less than the principal amount and have 1-to-1 downside exposure to the decrease in the level of the Underlying in excess of 10%
■   Investors may lose up to 90% of the principal amount
■   Any positive return on the Securities will be limited to the applicable Call Premium, even if the closing level of the Underlying on the applicable Observation Date significantly exceeds the Starting Value. You will not participate in any appreciation of the Underlying beyond the applicable fixed Call Premium
■   All payments on the Securities are subject to the credit risk of BofA Finance LLC (“BofA Finance”), as issuer of the   Securities, and Bank of America Corporation (“BAC” or the “Guarantor”), as guarantor of the Securities
■   Securities will not be listed on any securities exchange

The initial estimated value of the Securities as of the Pricing Date is $955.20 per Security, which is less than the public offering price listed below. The actual value of your Securities at any time will reflect many factors and cannot be predicted with accuracy. See “Risk Factors” beginning on page PS-8 of this pricing supplement and “Structuring the Securities” on page PS-22 of this pricing supplement for additional information.
The Securities have complex features and investing in the Securities involves risks not associated with an investment in conventional debt securities. Potential purchasers of the Securities should consider the information in “Risk Factors” beginning on page PS-8 of this pricing supplement, page PS-5 of the accompanying product supplement, page S-5 of the accompanying prospectus supplement, and page 7 of the accompanying prospectus.
None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these Securities or determined if this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
	Public offering price	Underwriting Discount(1)(2)	Proceeds, before expenses, to BofA Finance
Per Security	$1,000.00	$28.25	$971.75
Total	$3,292,000.00	$92,999.00	$3,199,001.00
(1) Wells Fargo Securities, LLC and BofA Securities, Inc. are the selling agents for the distribution of the Securities and are acting as principal. See “Supplemental Plan of Distribution; Role of BofAS and Conflicts of Interest” in this pricing supplement for further information.
(2) In addition, in respect of certain Securities sold in this offering, BofA Securities, Inc. or one of its affiliates may pay a fee of up to $1.00 per Security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the Securities to other securities dealers.
Wells Fargo Securities

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Russell 2000® Index due November 3, 2025
Terms of the Securities
Issuer:	BofA Finance LLC.
Guarantor:	BAC.
Underlying:	The Russell 2000® Index (Bloomberg symbol: “RTY” ), a price return index.
Pricing Date:	October 29, 2021.
Issue Date:	November 3, 2021. (T+3)
Denominations:	$1,000 and any integral multiple of $1,000. References in this pricing supplement to a “Security” are to a Security with a principal amount of $1,000.
Automatic Call:
If the closing level of the Underlying on any Observation Date is greater than or equal to the Starting Value, the Securities will be automatically called, and on the related Call Settlement Date you will be entitled to receive a cash payment per Security in U.S. dollars equal to the principal amount per Security plus the Call Premium applicable to the relevant Observation Date. The last Observation Date is the Valuation Date, and payment upon an automatic call on the Valuation Date, if applicable, will be made on the Maturity Date.
Any positive return on the Securities will be limited to the applicable Call Premium, even if the closing level of the Underlying on the applicable Observation Date significantly exceeds the Starting Value. You will not participate in any appreciation of the Underlying beyond the applicable Call Premium.
If the Securities are automatically called, they will cease to be outstanding on the related Call Settlement Date and you will have no further rights under the Securities after such Call Settlement Date. You will not receive any notice from us if the Securities are automatically called.

Observation Dates and Call Premiums:
The Call Premium applicable to each Observation Date will be a percentage of the principal amount that increases for each Observation Date based on a simple (non-compounding) return of 6.00% per annum.
The Call Premium and payment per Security upon an automatic call that is applicable to each Observation Date are specified in the table below.
Observation Date
Call Premium
Payment per Security upon an Automatic Call
November 3, 2022
6.00% of the principal amount
$1,060.00
November 3, 2023
12.00% of the principal amount
$1,120.00
November 4, 2024
18.00 of the principal amount
$1,180.00
October 27, 2025
24.00% of the principal amount
$1,240.00
We refer to October 27, 2025 as the “Valuation Date.”
The Observation Dates are subject to postponement for non-Trading Days and the occurrence of a Market Disruption Event. See “—Postponement of an Observation Date” below.

Call Settlement Date:
Five business days after the applicable Observation Date (as each such Observation Date may be postponed pursuant to “—Postponement of an Observation Date” below, if applicable); provided that the Call Settlement Date for the last Observation Date is the Maturity Date.

Maturity Date:
November 3, 2025. If the Valuation Date is postponed, the Maturity Date will be the later of (i) November 3, 2025 and (ii) three business days after the Valuation Date as postponed. See “—Postponement of an Observation Date” below.  The Securities are not subject to repayment at the option of any holder of the Securities prior to the Maturity Date.

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Russell 2000® Index due November 3, 2025
Redemption Amount:
If the Securities are not automatically called, then on the Maturity Date, you will be entitled to receive a cash payment per Security in U.S. dollars equal to the Redemption Amount. The “Redemption Amount” will be calculated as follows:
•    if the Ending Value is less than the Starting Value but greater than or equal to the Threshold Value: $1,000; or
•    if the Ending Value is less than the Threshold Value: $1,000 minus:
If the Securities are not automatically called and the Ending Value is less than the Threshold Value, you will receive less, and possibly 90% less, than the principal amount of your Securities at maturity.

Starting Value:	2,297.191, which is the closing level of the Underlying on the Pricing Date.
Ending Value:	The “Ending Value” will be the closing level of the Underlying on the Valuation Date.
Threshold Value:	2,067.4719, which is equal to 90% of the Starting Value.
Postponement of an Observation Date:
The Observation Dates (including the Valuation Date) are each referred to as a “Observation Date.” If any Observation Date is not a Trading Day (as defined below), such Observation Date will be postponed to the next succeeding Trading Day. An Observation Date is also subject to postponement due to the occurrence of a Market Disruption Event on such Observation Date. See “Additional Terms of the Securities—Market Disruption Events.”

Calculation Agent:	BofA Securities, Inc. (“BofAS”), an affiliate of BofA Finance.
Selling Agents:	BofAS and Wells Fargo Securities, LLC (“WFS”)
Material Tax Consequences:	For a discussion of the material U.S. federal income and estate tax consequences of the ownership and disposition of the Securities, see “U.S. Federal Income Tax Summary.”
CUSIP:	09709USN9

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Russell 2000® Index due November 3, 2025
Additional Information about BofA Finance, the Guarantor and the Securities
The terms and risks of the Securities are contained in this pricing supplement and in the following related product supplement, prospectus supplement and prospectus. Information included in this pricing supplement supersedes information in the product supplement, prospectus supplement and prospectus to the extent that it is different from that information. These documents can be accessed at the following links:
●	Product Supplement EQUITY-1 dated January 3, 2020: https://www.sec.gov/Archives/edgar/data/70858/000119312520001483/d836196d424b5.htm
●	Series A MTN prospectus supplement dated December 31, 2019 and prospectus dated December 31, 2019: https://www.sec.gov/Archives/edgar/data/70858/000119312519326462/d859470d424b3.htm
These documents have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website at www.sec.gov or obtained from BofAS by calling 1-800-294-1322. Before you invest, you should read this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus for information about us, BAC and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus. Certain terms used but not defined in this pricing supplement have the meanings set forth in the accompanying product supplement or prospectus supplement. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BofA Finance, and not to BAC.
The Securities are our senior debt securities.  Any payments on the Securities are fully and unconditionally guaranteed by BAC. The Securities and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral.  The Securities will rank equally in right of payment with all of our other unsecured and unsubordinated obligations, and the related guarantee will rank equally in right of payment with all of BAC’s other unsecured and unsubordinated obligations, in each case, except obligations that are subject to any priorities or preferences by law. Any payments due on the Securities, including any repayment of the principal amount, will be subject to the credit risk of BofA Finance, as issuer, and BAC, as guarantor.

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Russell 2000® Index due November 3, 2025
Investor Considerations
We have designed the Securities for investors who:
■   believe that the closing level of the Underlying will be greater than or equal to the Starting Value on one of the Observation Dates;
■   seek the potential for a fixed return if the Underlying has appreciated at all as of any of the Observation Dates in lieu of full participation in any potential appreciation of the Underlying;
■   understand that if the closing level of the Underlying is less than the Starting Value on each Observation Date, they will not receive any positive return on their investment in the Securities, and that if the closing level of the Underlying on the Valuation Date is less than the Starting Value by more than 10%, they will receive less, and possibly 90% less, than the principal amount per Security at maturity;
■   understand that the term of the Securities may be as short as approximately one year and that they will not receive a higher Call Premium payable with respect to a later Observation Date if the Securities are called on an earlier Observation Date;
■   are willing to forgo interest payments on the Securities and dividends on securities included in the Underlying; and
■   are willing to hold the Securities until maturity.
The Securities are not designed for, and may not be a suitable investment for, investors who:
■   seek a liquid investment or are unable or unwilling to hold the Securities to maturity;
■   require full payment of the principal amount of the Securities at maturity;
■   believe that the closing level of the Underlying will be less than the Starting Value on each Observation Date;
■   seek a security with a fixed term;
■   are unwilling to accept the risk that, if the closing level of the Underlying is less than the Starting Value on each Observation Date, they will not receive any positive return on their investment in the Securities;
■   are unwilling to accept the risk that the closing level of the Underlying may decrease by more than 10% from the Starting Value to the Ending Value;
■   are unwilling to purchase securities with an estimated value as of the Pricing Date that is lower than the public offering price that is set forth on the cover page of this pricing supplement;
■   seek current income;
■   are unwilling to accept the risk of exposure to the Underlying;
■   seek exposure to the upside performance of the Underlying beyond the applicable Call Premiums;
■   are unwilling to accept the credit risk of BofA Finance, as issuer, and BAC, as guarantor, to obtain exposure to the Underlying generally, or to obtain exposure to the Underlying that the Securities provide specifically; or
■   prefer the lower risk of conventional fixed income investments with comparable maturities issued by companies with comparable credit ratings.

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Russell 2000® Index due November 3, 2025
Determining Timing and Amount of Payment on the Securities
The timing and amount of the payment you will receive will be determined as follows:

Is the closing level of the Underlying greater than or equal to the Starting Value on an Observation Date prior to the Valuation Date?
Yes
The Securities will be automatically called and you will receive an amount equal to the principal amount plus the applicable Call Premium per Security on the related Call Settlement Date
No
Is the closing level of the Underlying greater than or equal to the Starting Value on the last Observation Date (i.e., the Valuation Date)?
Yes
The Securities will be automatically called and you will receive an amount equal to the principal amount plus the applicable Call Premium per Security on the related Call Settlement Date
No
Is the Ending Value of the Underlying equal to or greater than the Threshold Value?
Yes
You will receive the principal amount of $1,000 per Security on the Maturity Date
No
On the Maturity Date, you will receive per Security:
$\$1{,}000 - \left[\$1{,}000 \times \left(\frac{\text{Threshold Value} - \text{Ending Value}}{\text{Starting Value}}\right)\right]$
In this case, you will lose more than 10%, and up to 90%, of the principal amount of your Securities on the Maturity Date

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Russell 2000® Index due November 3, 2025
Hypothetical Payout Profile
The following profile illustrates the potential payment on the Securities for a range of hypothetical percentage changes in the closing level of the Underlying from the Pricing Date to the applicable Observation Date. The profile is based on the Call Premium of 6.00% for the first Observation Date, 12.00% for the second Observation Date, 18.00% for the third Observation Date and 24.00% for the fourth Observation Date and a Threshold Value equal to 90% of the Starting Value. This profile has been prepared for purposes of illustration only. Your actual return will depend on (i) whether the Securities are automatically called; (ii) if the Securities are automatically called, the actual Observation Date on which the Securities are called; (iii) if the Securities are not automatically called, the actual Ending Value of the Underlying; and (iv) whether you hold your securities to maturity or earlier automatic call.

First Observation Date
Second Observation Date
Third Observation Date
Fourth Observation Date
Redemption Amount (on the Stated Maturity Date)
Underlying
Third Call Date
Fourth Observation Date (Call Premium: 24.00%) (i.e., Valuation Date)
Third Observation Date (Call Premium: 18.00%)
Second Observation Date (Call Premium: 12.00%)
First Observation Date (Call Premium: 6.00%)
10% buffer
Security Return
60%
40%
20%
0%
-20%
-40%
-60%
-100%
-80%
-60%
-40%
-20%
-10%
0%
20%
40%
60%
Hypothetical Percentage Change in the closing level of the Underlying from Pricing Date to Applicable Observation Date

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Russell 2000® Index due November 3, 2025
Risk Factors
The Securities have complex features and investing in the Securities will involve risks not associated with an investment in conventional debt securities. Your decision to purchase the Securities should be made only after carefully considering the risks of an investment in the Securities, including those discussed below, with your advisors in light of your particular circumstances. The Securities are not an appropriate investment for you if you are not knowledgeable about significant elements of the Securities or financial matters in general. You should carefully review the more detailed explanation of risks relating to the Securities in the “Risk Factors” sections beginning on page PS-5 of the accompanying product supplement, page S-5 of the accompanying prospectus supplement and page 7 of the accompanying prospectus.
Structure-related Risks
Your investment may result in a loss; there is no guaranteed return of principal. There is no fixed principal repayment amount on the Securities at maturity. If the Securities are not automatically called prior to maturity and the Ending Value of the Underlying is less than the Threshold Value, at maturity, you will lose 1% of the principal amount for each 1% that the Ending Value of the Underlying is less than the Threshold Value. In that case, you will lose some or a significant portion of your investment in the Securities.
Any positive investment return on the Securities is limited. You will not participate in any increase in the level of the Underlying. Any positive investment return is limited to the applicable Call Premium, if any, regardless of the extent to which the closing level of the Underlying on any Observation Date exceeds the Starting Value. In contrast, a direct investment in the securities included in the Underlying would allow you to receive the benefit of any appreciation in their values. Thus, any return on the Securities will not reflect the return you would realize if you actually owned those securities and received the dividends paid or distributions made on them. The return on the Securities may be less than a comparable investment directly in the securities included in or held by the Underlying. There is no guarantee that the Securities will be called for more than the principal amount, and it is possible you will not receive any positive return on the Securities.
The Securities do not bear interest. Unlike a conventional debt security, no interest payments will be paid over the term of the Securities, regardless of the extent to which the closing level of the Underlying exceeds its Starting Value or Threshold Value on any Observation Date.
The Call Premium or Redemption Amount, as applicable, will not reflect the levels of the Underlying other than on the Observation Dates. The levels of the Underlying during the term of the Securities other than on the Observation Dates will not affect payments on the Securities. Notwithstanding the foregoing, investors should generally be aware of the performance of the Underlying while holding the Securities, as the performance of the Underlying may influence the market value of the Securities. The calculation agent will determine whether the Securities will be automatically called, and will calculate the Call Premium or the Redemption Amount, as applicable, by comparing only the Starting Value or Threshold Value, as applicable, to the closing level of the Underlying on the applicable Observation Date. No other levels of the Underlying will be taken into account. As a result, if the Securities are not automatically called, and the Ending Value of the Underlying is less than its Threshold Value, you will receive less than the principal amount at maturity even if the level of the Underlying was always above its Threshold Value prior to the Valuation Date.
The Securities are subject to a potential automatic call, which would limit your ability to receive further payment on the Securities. The Securities are subject to a potential automatic call. The Securities will be automatically called if, on any Observation Date, the closing level of the Underlying is greater than or equal to its Starting Value. If the Securities are automatically called prior to the Maturity Date, you will be entitled to receive the principal amount and the applicable Call Premium with respect to the applicable Observation Date. In this case, you will lose the opportunity to receive payment of any higher call premium that otherwise would be payable after the date of the automatic call. If the Securities are called prior to the Maturity Date, you may be unable to invest in other securities with a similar level of risk that could provide a return that is similar to the Securities.
Your return on the Securities may be less than the yield on a conventional debt security of comparable maturity. Any return that you receive on the Securities may be less than the return you would earn if you purchased a conventional debt security with the same Maturity Date. As a result, your investment in the Securities may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money.
Any payment on the Securities is subject to our credit risk and the credit risk of the Guarantor, and actual or perceived changes in our or the Guarantor’s creditworthiness are expected to affect the value of the Securities. The Securities are our senior unsecured debt securities. Any payment on the Securities will be fully and unconditionally guaranteed by the Guarantor. The Securities are not guaranteed by any entity other than the Guarantor. As a result, your receipt of the payment on an automatic call or the Redemption Amount at maturity will be dependent upon our ability and the ability of the Guarantor to repay our respective obligations under the Securities on the payment date, as applicable, regardless of the closing level of the Underlying as compared to the Starting Value or Threshold Value, as applicable.
In addition, our credit ratings and the credit ratings of the Guarantor are assessments by ratings agencies of our respective abilities to pay our obligations. Consequently, our or the Guarantor’s perceived creditworthiness and actual or anticipated decreases in our or the Guarantor’s credit ratings or increases in the spread between the yield on our respective securities and the yield on U.S. Treasury securities (the “credit spread”) prior to the Maturity Date of your Securities may adversely affect the market value of the Securities. However,

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Russell 2000® Index due November 3, 2025
because your return on the Securities depends upon factors in addition to our ability and the ability of the Guarantor to pay our respective obligations, such as the level of the Underlying, an improvement in our or the Guarantor’s credit ratings will not reduce the other investment risks related to the Securities.
We are a finance subsidiary and, as such, have no independent assets, operations or revenues. We are a finance subsidiary of the Guarantor, have no operations other than those related to the issuance, administration and repayment of our debt securities that are guaranteed by the Guarantor, and are dependent upon the Guarantor and/or its other subsidiaries to meet our obligations under the Securities in the ordinary course. Therefore, our ability to make payments on the Securities may be limited.
Valuation- and Market-related Risks

The public offering price you are paying for the Securities exceeds their initial estimated value. The initial estimated value of the Securities that is provided on the cover page of this pricing supplement is an estimate only, determined as of the Pricing Date by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads and those of the Guarantor, the Guarantor’s internal funding rate, mid-market terms on hedging transactions, expectations on interest rates, dividends and volatility, price-sensitivity analysis, and the expected term of the Securities. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. If you attempt to sell the Securities prior to maturity, their market value may be lower than the price you paid for them and lower than their initial estimated value. This is due to, among other things, changes in the level of the Underlying, changes in the Guarantor’s internal funding rate, and the inclusion in the public offering price of the underwriting discount and the hedging related charges, all as further described in "Structuring the Securities" below. These factors, together with various credit, market and economic factors over the term of the Securities, are expected to reduce the price at which you may be able to sell the Securities in any secondary market and will affect the value of the Securities in complex and unpredictable ways.
The initial estimated value does not represent a minimum or maximum price at which we, BAC, BofAS or any of our other affiliates or WFS or its affiliates would be willing to purchase your Securities in any secondary market (if any exists) at any time. The value of your Securities at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Underlying, our and BAC’s creditworthiness and changes in market conditions.
We cannot assure you that a trading market for your Securities will ever develop or be maintained. We will not list the Securities on any securities exchange. We cannot predict how the Securities will trade in any secondary market or whether that market will be liquid or illiquid.
The Securities are not designed to be short-term trading instruments, and if you attempt to sell the Securities prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount. The following factors are expected to affect the value of the Securities: level of the Underlying at such time; volatility of the Underlying; economic and other conditions generally; interest rates; dividend yields; exchange rate movements and volatility; our and the Guarantor’s financial condition and creditworthiness; and time to maturity.
Conflict-related Risks
Trading and hedging activities by us, the Guarantor and any of our other affiliates, including BofAS, and WFS and its affiliates, may create conflicts of interest with you and may affect your return on the Securities and their market value. We, the Guarantor or one or more of our other affiliates, including BofAS, and WFS and its affiliates, may buy or sell the securities held by or included in the Underlying, or futures or options contracts on the Underlying or those securities, or other listed or over-the-counter derivative instruments linked to the Underlying or those securities. While we, the Guarantor or one or more of our other affiliates, including BofAS, and WFS and its affiliates, may from time to time own securities represented by the Underlying, except to the extent that BAC’s or Wells Fargo & Company’s (the parent company of WFS) common stock may be included in the Underlying, as applicable, we, the Guarantor and our other affiliates, including BofAS, and WFS and its affiliates, do not control any company included in the Underlying, and have not verified any disclosure made by any other company. We, the Guarantor or one or more of our other affiliates, including BofAS, or WFS and its affiliates, may execute such purchases or sales for our own or their own accounts, for business reasons, or in connection with hedging our obligations under the Securities. These transactions may present a conflict of interest between your interest in the Securities and the interests we, the Guarantor and our other affiliates, including BofAS, and WFS and its affiliates, may have in our or their proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. These transactions may adversely affect the level of the Underlying in a manner that could be adverse to your investment in the Securities. On or before the Pricing Date, any purchases or sales by us, the Guarantor or our other affiliates, including BofAS or others on its behalf, and WFS and its affiliates (including for the purpose of hedging some or all of our anticipated exposure in connection with the Securities), may have affected the level of the Underlying. Consequently, the level of the Underlying may change subsequent to the Pricing Date, which may adversely affect the market value of the Securities.
We, the Guarantor or one or more of our other affiliates, including BofAS, and WFS and its affiliates, also may have engaged in hedging activities that could have affected the level of the Underlying on the Pricing Date. In addition, these hedging activities, including the unwinding of a hedge, may decrease the market value of your Securities prior to maturity, and may affect the amounts to be paid on the Securities. We, the Guarantor or one or more of our other affiliates, including BofAS, and WFS and its affiliates, may purchase or otherwise acquire a long or short position in the Securities and may hold or resell the Securities. For example, BofAS may enter into these transactions in connection with any market making activities in which it engages. We cannot assure you that these activities will not adversely affect the level of the Underlying, the market value of your Securities prior to maturity or the amounts payable on the Securities.

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Russell 2000® Index due November 3, 2025
If WFS, BofAS or an affiliate of either selling agent participating as a dealer in the distribution of the Securities conducts hedging activities for us in connection with the Securities, such selling agent or participating dealer will expect to realize a projected profit from such hedging activities, and this projected profit will be in addition to any discount, concession or fee received in connection with the sale of the Securities to you. This additional projected profit may create a further incentive for the selling agents or participating dealers to sell the Securities to you.
There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent. One of our affiliates will be the calculation agent for the Securities and, as such, will make a variety of determinations relating to the Securities, including the amounts that will be paid on the Securities. Under some circumstances, these duties could result in a conflict of interest between its status as our affiliate and its responsibilities as calculation agent.
Underlying-related Risks
The publisher of the Underlying may adjust the Underlying in a way that affects its levels, and the publisher has no obligation to consider your interests. The publisher of the Underlying can add, delete, or substitute the components included in the Underlying or make other methodological changes that could change its level. Any of these actions could adversely affect the value of your Securities.
The Securities are subject to risks associated with small-size capitalization companies. The stocks comprising the RTY are issued by companies with small-sized market capitalization. The stock prices of small-size companies may be more volatile than stock prices of large capitalization companies. Small-size capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small-size capitalization companies may also be more susceptible to adverse developments related to their products or services.
Tax-related Risks
The U.S. federal income tax consequences of an investment in the Securities are uncertain, and may be adverse to a holder of the Securities. No statutory, judicial, or administrative authority directly addresses the characterization of the Securities or securities similar to the Securities for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the Securities are not certain. Under the terms of the Securities, you will have agreed with us to treat the Securities as single financial contracts, as described below under “U.S. Federal Income Tax Summary—General.” If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the Securities, the timing and character of gain or loss with respect to the Securities may differ. No ruling will be requested from the IRS with respect to the Securities and no assurance can be given that the IRS will agree with the statements made in the section entitled “U.S. Federal Income Tax Summary.” You are urged to consult with your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the Securities.

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Russell 2000® Index due November 3, 2025
Hypothetical Returns
If the Securities are automatically called:
Assuming that the Securities are automatically called, the following table illustrates, for each hypothetical Observation Date on which the Securities are automatically called:
•              the payment per Security on the related Call Settlement Date; and
•              the pre-tax total rate of return.

Hypothetical Observation Date on which Securities are automatically called	Payment per Security on related Call Settlement Date	Pre-tax total rate of return
1st Observation Date	$1,060.00	6.00%
2nd Observation Date	$1,120.00	12.00%
3rd Observation Date	$1,180.00	18.00%
4th Observation Date	$1,240.00	24.00%
If the Securities are not automatically called:
Assuming that the Securities are not automatically called, the following table illustrates, for a range of hypothetical Ending Values of the Underlying:
•     the hypothetical percentage change from the hypothetical Starting Value to the hypothetical Ending Value, assuming a hypothetical Starting Value of 100.00. The hypothetical Starting Value of 100.00 has been chosen for illustrative purposes only and does not represent the actual Starting Value. The actual Starting Value is set forth under “Terms of the Securities” above. For historical data regarding the actual closing levels of the Underlying, see the historical information provided herein;
•     the hypothetical Redemption Amount per Security; and
•     the hypothetical pre-tax total rate of return.

Hypothetical Ending Value	Hypothetical percentage change from the hypothetical Starting Value to the hypothetical Ending Value	Hypothetical Redemption Amount per Security	Hypothetical pre-tax total rate of return
95.00	-5.00%	$1,000.00	0.00%
90.00	-10.00%	$1,000.00	0.00%
89.00	-11.00%	$990.00	-1.00%
80.00	-20.00%	$900.00	-10.00%
75.00	-25.00%	$850.00	-15.00%
50.00	-50.00%	$600.00	-40.00%
25.00	-75.00%	$350.00	-65.00%
0.00	-100.00%	$100.00	-90.00%
The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual payment per Security upon an automatic call or Redemption Amount and the resulting pre-tax rate of return will depend on (i) whether the Securities are automatically called; (ii) if the Securities are automatically called, the actual Observation Date on which the Securities are called; and (iii) if the Securities are not automatically called, the actual Starting Value and Ending Value.

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Russell 2000® Index due November 3, 2025
Hypothetical Payment Upon An Automatic Call
Set forth below are two examples of calculations of the amount payable if the Securities are automatically called on an Observation  Date. The Securities will be automatically called on an Observation  Date if the closing level of the Underlying on such Observation Date is greater than or equal to the Starting Value. The following examples assume the hypothetical Starting Value and closing levels indicated in the examples. The terms used for purposes of these hypothetical examples do not represent the actual Starting Value. The hypothetical Starting Value of 100.00 has been chosen for illustrative purposes only and does not represent the actual Starting Value. The actual Starting Value is set forth under “Terms of the Securities” above. For historical data regarding the actual closing levels of the Underlying, see the historical information set forth herein. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis.
Example 1. The closing level of the Underlying on the first Observation Date is greater than the Starting Value, and the Securities are automatically called:
Hypothetical Starting Value:	100.00
Hypothetical closing level on first Observation Date:	125.00

Since the hypothetical closing level of the Underlying on the first Observation Date is greater than the hypothetical Starting Value, the Securities are automatically called and you will receive on the related Call Settlement Date the principal amount of your securities plus a Call Premium of 6.00% of the principal amount per Security. Even though the Underlying appreciated by 25.00% from its Starting Value to its closing level on the first Observation Date in this example, your return is limited to the Call Premium of 6.00% that is applicable to such Observation Date.
On the Call Settlement Date, you would receive $1,060.00 per Security.
Example 2. The Securities are not automatically called prior to the last Observation Date (the Valuation Date). The closing level of the Underlying on the Valuation Date is greater than the Starting Value, and the Securities are automatically called:
Hypothetical Starting Value:	100.00
Hypothetical closing level on Observation Dates prior to the Valuation Date:	Various (all below Starting Value)
Hypothetical closing level on Valuation Date:	120.00
Since the hypothetical closing level of the Underlying on each Observation Date prior to the last Observation Date (which is the Valuation Date) is less than the hypothetical Starting Value, the Securities are not called prior to the Valuation Date. Since the closing level of the Underlying on the Valuation Date is greater than the Starting Value, the Securities are automatically called and you will receive on the related Call Settlement Date (which is the Maturity Date) the principal amount of your securities plus a Call Premium of 24.00% of the principal amount per Security.
On the Call Settlement Date (which is the Maturity Date), you would receive $1,240.00 per Security.

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Russell 2000® Index due November 3, 2025
Hypothetical Redemption Amount
If the closing level of the Underlying is less than the Starting Value on each Observation Date, the Securities will not be automatically called, and you will receive a Redemption Amount that will be equal to or less than the principal amount per Security, depending on the Ending Value (i.e., the closing level of the Underlying on the Valuation Date). Set forth below are two examples of calculations of the Redemption Amount, assuming that the Securities have not been automatically called and assuming the hypothetical Starting Value, Threshold Value and Ending Values indicated in the examples. The terms used for purposes of these hypothetical examples do not represent the actual Starting Value or Threshold Value. The hypothetical Starting Value of 100.00 has been chosen for illustrative purposes only and does not represent the actual Starting Value. The actual Starting Value and Threshold Value are set forth under “Terms of the Securities” above. For historical data regarding the actual closing levels of the Underlying, see the historical information set forth herein. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis.
Example 1. Ending Value is less than the Starting Value but greater than the Threshold Value and the Redemption Amount is equal to the principal amount:
Hypothetical Starting Value:	100.00
Hypothetical Ending Value:	95.00
Hypothetical Threshold Value:	90.00, which is 90% of the hypothetical Starting Value
Since the hypothetical Ending Value is less than the hypothetical Starting Value, but not by more than 10%, you would be repaid the principal amount of your securities at maturity.
On the Maturity Date, you would receive $1,000.00 per Security.
Example 2. Ending Value is less than the Threshold Value and the Redemption Amount is less than the principal amount:
Hypothetical Starting Value:	100.00
Hypothetical Ending Value:	50.00
Hypothetical Threshold Value:	90.00, which is 90% of the hypothetical Starting Value
Since the hypothetical Ending Value is less than the hypothetical Starting Value by more than 10%, you would lose a portion of the principal amount of your securities and would be paid a Redemption Amount equal to $600.00 per Security, calculated as follows:

On the Maturity Date, you would receive $600.00 per Security, resulting in a loss of 40.00%.
To the extent that the Starting Value, Threshold Value and Ending Value differ from the values assumed above, the results indicated above would be different.

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Russell 2000® Index due November 3, 2025
Additional Terms of the Securities
BofA Finance will issue the Securities as part of a series of senior unsecured debt securities entitled “Medium-Term Notes, Series A,” which is more fully described in the Series A MTN prospectus supplement. Information included in this pricing supplement supersedes information in the product supplement, prospectus supplement and prospectus to the extent that it is different from that information.
Certain Definitions
A “Trading Day” means a day, as determined by the calculation agent, on which (i) the Relevant Stock Exchanges with respect to each security underlying the Underlying are scheduled to be open for trading for their respective regular trading sessions and (ii) each Related Futures or Options Exchange is scheduled to be open for trading for its regular trading session.
The “Relevant Stock Exchange” for any security underlying the Underlying means the primary exchange or quotation system on which such security is traded, as determined by the calculation agent.
The “Related Futures or Options Exchange” for the Underlying means an exchange or quotation system where trading has a material effect (as determined by the calculation agent) on the overall market for futures or options contracts relating to the Underlying.
Market Disruption Events
A “Market Disruption Event” means any of the following events as determined by the calculation agent in its sole discretion:
(A)
The occurrence or existence of a material suspension of or limitation imposed on trading by the Relevant Stock Exchanges or otherwise relating to securities which then comprise 20% or more of the level of the Underlying or any successor equity index at any time during the one-hour period that ends at the close of trading on that day, whether by reason of movements in price exceeding limits permitted by those Relevant Stock Exchanges or otherwise.

(B)
The occurrence or existence of a material suspension of or limitation imposed on trading by any Related Futures or Options Exchange or otherwise in futures or options contracts relating to the Underlying or any successor equity index on any Related Futures or Options Exchange at any time during the one-hour period that ends at the close of trading on that day, whether by reason of movements in price exceeding limits permitted by the Related Futures or Options Exchange or otherwise.

(C)
The occurrence or existence of any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, securities that then comprise 20% or more of the level of the Underlying or any successor equity index on their Relevant Stock Exchanges at any time during the one-hour period that ends at the close of trading on that day.

(D)
The occurrence or existence of any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, futures or options contracts relating to the Underlying or any successor equity index on any Related Futures or Options Exchange at any time during the one-hour period that ends at the close of trading on that day.

(E)
The closure on any exchange business day of the Relevant Stock Exchanges on which securities that then comprise 20% or more of the level of the Underlying or any successor equity index are traded or any Related Futures or Options Exchange prior to its scheduled closing time unless the earlier closing time is announced by the Relevant Stock Exchange or Related Futures or Options Exchange, as applicable, at least one hour prior to the earlier of (1) the actual closing time for the regular trading session on such Relevant Stock Exchange or Related Futures or Options Exchange, as applicable, and (2) the submission deadline for orders to be entered into the Relevant Stock Exchange or Related Futures or Options Exchange, as applicable, system for execution at such actual closing time on that day.

(F)
The Relevant Stock Exchange for any security underlying the Underlying or successor equity index or any Related Futures or Options Exchange fails to open for trading during its regular trading session.

For purposes of determining whether a Market Disruption Event has occurred:
(1)          the relevant percentage contribution of a security to the level of the Underlying or any successor equity index will be based on a comparison of (x) the portion of the level of the Underlying attributable to that security and (y) the overall level of the Underlying or successor equity index, in each case immediately before the occurrence of the Market Disruption Event;
(2)         the “close of trading” on any Trading Day for the Underlying or any successor equity index means the scheduled closing time of the Relevant Stock Exchanges with respect to the securities underlying the Underlying or successor equity index on such Trading Day; provided that, if the actual closing time of the regular trading session of any such Relevant Stock Exchange is earlier than its scheduled closing time on such Trading Day, then (x) for purposes of clauses (A) and (C) of the definition of “Market Disruption Event” above, with respect to any security underlying the Underlying or successor equity index for which such Relevant Stock Exchange is its Relevant Stock Exchange, the “close of trading” means such actual closing time and (y) for purposes of clauses (B) and (D) of the definition of “Market Disruption Event” above, with respect to any futures or options contract relating to the Underlying or successor equity index, the “close of trading” means the

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Russell 2000® Index due November 3, 2025
latest actual closing time of the regular trading session of any of the Relevant Stock Exchanges, but in no event later than the scheduled closing time of the Relevant Stock Exchanges;
(3)         the “scheduled closing time” of any Relevant Stock Exchange or Related Futures or Options Exchange on any Trading Day for the Underlying or any successor equity index means the scheduled weekday closing time of such Relevant Stock Exchange or Related Futures or Options Exchange on such Trading Day, without regard to after hours or any other trading outside the regular trading session hours; and
(4)         an “exchange business day” means any Trading Day for the Underlying or any successor equity index on which each Relevant Stock Exchange for the securities underlying the Underlying or any successor equity index and each Related Futures or Options Exchange are open for trading during their respective regular trading sessions, notwithstanding any such Relevant Stock Exchange or Related Futures or Options Exchange closing prior to its scheduled closing time.
If a Market Disruption Event occurs or is continuing on any Observation Date, then such Observation Date will be postponed to the first succeeding Trading Day on which a Market Disruption Event has not occurred and is not continuing; however, if such first succeeding Trading Day has not occurred as of the eighth Trading Day after the originally scheduled Observation Date, that eighth Trading Day shall be deemed to be the Observation Date. If an Observation Date has been postponed eight Trading Days after the originally scheduled Observation Date and a Market Disruption Event occurs or is continuing on such eighth Trading Day, the calculation agent will determine the closing level of the Underlying on such eighth Trading Day in accordance with the formula for and method of calculating the closing level of the Underlying last in effect prior to commencement of the Market Disruption Event, using the closing price (or, with respect to any relevant security, if a Market Disruption Event has occurred with respect to such security, its good faith estimate of the value of such security at the scheduled closing time of the Relevant Stock Exchange for such security or, if earlier, the actual closing time of the regular trading session of such Relevant Stock Exchange) on such date of each security included in the Underlying. As used herein, “closing price” means, with respect to any security on any date, the Relevant Stock Exchange traded or quoted price of such security as of the scheduled closing time of the Relevant Stock Exchange for such security or, if earlier, the actual closing time of the regular trading session of such Relevant Stock Exchange.
Adjustments to the Underlying
If at any time the method of calculating the Underlying or a successor equity index, or the closing level thereof, is changed in a material respect, or if the Underlying or a successor equity index is in any other way modified so that such index does not, in the opinion of the calculation agent, fairly represent the level of such index had those changes or modifications not been made, then the calculation agent will, at the close of business in New York, New York, on each date that the closing level of such index is to be calculated, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of an index comparable to the Underlying or successor equity index as if those changes or modifications had not been made, and the calculation agent will calculate the closing level of the Underlying or successor equity index with reference to such index, as so adjusted. Accordingly, if the method of calculating the Underlying or successor equity index is modified so that the level of such index is a fraction or a multiple of what it would have been if it had not been modified (e.g., due to a split or reverse split in such equity index), then the calculation agent will adjust the Underlying or successor equity index in order to arrive at a level of such index as if it had not been modified (e.g., as if the split or reverse split had not occurred).
Discontinuance of the Underlying
If the sponsor or publisher of the Underlying (the “index sponsor”) discontinues publication of the Underlying, and such index sponsor or another entity publishes a successor or substitute equity index that the calculation agent determines, in its sole discretion, to be comparable to the Underlying (a “successor equity index”), then, upon the calculation agent’s notification of that determination to the trustee and BofA Finance, the calculation agent will substitute the successor equity index as calculated by the relevant index sponsor or other entity and calculate the closing level of the Underlying on any date of determination as described above. Upon any selection by the calculation agent of a successor equity index, BofA Finance will cause notice to be given to holders of the Securities.
In the event that the index sponsor discontinues publication of the Underlying prior to, and the discontinuance is continuing on, an Observation Date and the calculation agent determines that no successor equity index is available at such time, the calculation agent will calculate a substitute closing level for the Underlying in accordance with the formula for and method of calculating the Underlying last in effect prior to the discontinuance, but using only those securities that comprised the Underlying immediately prior to that discontinuance. If a successor equity index is selected or the calculation agent calculates a level as a substitute for the Underlying, the successor equity index or level will be used as a substitute for the Underlying for all purposes, including the purpose of determining whether a Market Disruption Event exists.
If on an Observation Date the index sponsor fails to calculate and announce the level of the Underlying, the calculation agent will calculate a substitute closing level of the Underlying in accordance with the formula for and method of calculating the Underlying last in effect prior to the failure, but using only those securities that comprised the Underlying immediately prior to that failure; provided that, if a Market Disruption Event occurs or is continuing on such day, then the provisions set forth above under “—Market Disruption Events” shall apply in lieu of the foregoing.
Notwithstanding these alternative arrangements, discontinuance of the publication of, or the failure by the index sponsor to calculate and announce the level of, the Underlying may adversely affect the value of the Securities.
Events of Default and Acceleration

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Russell 2000® Index due November 3, 2025
If an Event of Default, as defined in the senior indenture relating to the Securities and in the section entitled “Description of Debt Securities—Events of Default and Rights of Acceleration” beginning on page 22 of the accompanying prospectus, with respect to the Securities occurs and is continuing, the amount payable to a holder of the Securities upon any acceleration permitted under the senior indenture will be equal to the amount described under the caption “Terms of the Securities—Redemption Amount” above, calculated as though the date of acceleration were the Valuation Date of the Securities; provided that if the closing level of the Underlying on the date of acceleration is equal to or greater than the Starting Value, then the maturity payment amount will be calculated using a call premium that is prorated to the date of acceleration. In case of a default in the payment of the Securities, whether at their maturity or upon acceleration, the Securities will not bear a default interest rate.

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Russell 2000® Index due November 3, 2025
The Russell 2000® Index
All disclosures contained in this pricing supplement regarding the Underlying, including, without limitation, its make-up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, FTSE Russell, the sponsor of the Underlying. We refer to FTSE Russell as the “Underlying sponsor.” The Underlying sponsor, which licenses the copyright and all other rights to the Underlying, has no obligation to continue to publish, and may discontinue publication of, the Underlying. The consequences of the Underlying sponsor discontinuing publication of the Underlying are discussed in “Additional Terms of the Securities—Discontinuance of the Underlying” above.  None of us, the Guarantor, the calculation agent, or BofAS accepts any responsibility for the calculation, maintenance or publication of the Underlying or any successor index. None of us, the Guarantor, BofAS or any of our other affiliates makes any representation to you as to the future performance of the Underlying. You should make your own investigation into the Underlying.
The Russell 2000® Index
The RTY was developed by Russell Investments (“Russell”) before FTSE International Limited and Russell combined in 2015 to create FTSE Russell, which is wholly owned by London Stock Exchange Group. Additional information on the RTY is available at the following website: http://www.ftserussell.com. No information on that website is deemed to be included or incorporated by reference in this pricing supplement.
Russell began dissemination of the RTY (Bloomberg L.P. index symbol “RTY”) on January 1, 1984. FTSE Russell calculates and publishes the RTY. The RTY was set to 135 as of the close of business on December 31, 1986. The RTY is designed to track the performance of the small capitalization segment of the U.S. equity market. As a subset of the Russell 3000® Index, the RTY consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index measures the performance of the largest 3,000 U.S. companies, representing approximately 98% of the investable U.S. equity market. The RTY is determined, comprised, and calculated by FTSE Russell without regard to the Securities.
Selection of Stocks Comprising the RTY
All companies eligible for inclusion in the RTY must be classified as a U.S. company under FTSE Russell’s country-assignment methodology. If a company is incorporated, has a stated headquarters location, and trades in the same country (American Depositary Receipts and American Depositary Shares are not eligible), then the company is assigned to its country of incorporation. If any of the three factors are not the same, FTSE Russell defines three Home Country Indicators (“HCIs”): country of incorporation, country of headquarters, and country of the most liquid exchange (as defined by a two-year average daily dollar trading volume) (“ADDTV”) from all exchanges within a country. Using the HCIs, FTSE Russell compares the primary location of the company’s assets with the three HCIs. If the primary location of its assets matches any of the HCIs, then the company is assigned to the primary location of its assets. If there is insufficient information to determine the country in which the company’s assets are primarily located, FTSE Russell will use the country from which the company’s revenues are primarily derived for the comparison with the three HCIs in a similar manner. FTSE Russell uses the average of two years of assets or revenues data to reduce potential turnover. If conclusive country details cannot be derived from assets or revenues data, FTSE Russell will assign the company to the country of its headquarters, which is defined as the address of the company’s principal executive offices, unless that country is a Benefit Driven Incorporation “BDI” country, in which case the company will be assigned to the country of its most liquid stock exchange. BDI countries include: Anguilla, Antigua and Barbuda, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Curacao, Faroe Islands, Gibraltar, Guernsey, Isle of Man, Jersey, Liberia, Marshall Islands, Panama, Saba, Sint Eustatius, Sint Maarten, and Turks and Caicos Islands. For any companies incorporated or headquartered in a U.S. territory, including Puerto Rico, Guam, and U.S. Virgin Islands, a U.S. HCI is assigned.
All securities eligible for inclusion in the RTY must trade on a major U.S. exchange. Stocks must have a closing price at or above $1.00 on their primary exchange on the last trading day in May to be eligible for inclusion during annual reconstitution. However, in order to reduce unnecessary turnover, if an existing member’s closing price is less than $1.00 on the last day of May, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than $1.00. Initial public offerings are added each quarter and must have a closing price at or above $1.00 on the last day of their eligibility period in order to qualify for index inclusion. If an existing stock does not trade on the “rank day” (typically the last trading day in May but a confirmed timetable is announced each spring) but does have a closing price at or above $1.00 on another eligible U.S. exchange, that stock will be eligible for inclusion.
An important criterion used to determine the list of securities eligible for the RTY is total market capitalization, which is defined as the market price as of the last trading day in May for those securities being considered at annual reconstitution times the total number of shares outstanding. Where applicable, common stock, non-restricted exchangeable shares and partnership units/membership interests are used to determine market capitalization. Any other form of shares such as preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights, installment receipts or trust receipts, are excluded from the calculation. If multiple share classes of common stock exist, they are combined. In cases where the common stock share classes act independently of

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Russell 2000® Index due November 3, 2025
each other (e.g., tracking stocks), each class is considered for inclusion separately. If multiple share classes exist, the pricing vehicle will be designated as the share class with the highest two-year trading volume as of the rank day in May.
Companies with a total market capitalization of less than $30 million are not eligible for the RTY. Similarly, companies with only 5% or less of their shares available in the marketplace are not eligible for the RTY. Royalty trusts, limited liability companies, closed-end investment companies (companies that are required to report Acquired Fund Fees and Expenses, as defined by the SEC, including business development companies), blank check companies, special purpose acquisition companies, and limited partnerships are also ineligible for inclusion. Bulletin board, pink sheets, and over-the-counter (“OTC”) traded securities are not eligible for inclusion. Exchange traded funds and mutual funds are also excluded.
Annual reconstitution is a process by which the RTY is completely rebuilt. Based on closing levels of the company’s common stock on its primary exchange on the rank day of May of each year, FTSE Russell reconstitutes the composition of the RTY using the then existing market capitalizations of eligible companies. Reconstitution of the RTY occurs on the last Friday in June or, when the last Friday in June is the 29th or 30th, reconstitution occurs on the prior Friday. In addition, FTSE Russell adds initial public offerings to the RTY on a quarterly basis based on total market capitalization ranking within the market-adjusted capitalization breaks established during the most recent reconstitution. After membership is determined, a security’s shares are adjusted to include only those shares available to the public. This is often referred to as “free float.” The purpose of the adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set.
Historical Performance of the RTY
The following graph sets forth the daily historical performance of the RTY in the period from January 1, 2008 through the Pricing Date. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. The horizontal line in the graph represents the RTY’s Threshold Value of 2,067.4719, which is 90% of the RTY’s Starting Value of 2,297.191.
This historical data on the RTY is not necessarily indicative of the future performance of the RTY or what the value of the Securities may be. Any historical upward or downward trend in the level of the RTY during any period set forth above is not an indication that the level of the RTY is more or less likely to increase or decrease at any time over the term of the Securities.
Before investing in the Securities, you should consult publicly available sources for the levels of the RTY.

License Agreement
“Russell 2000®” and “Russell 3000®” are trademarks of FTSE Russell and have been licensed for use by our affiliate, Merrill Lynch, Pierce, Fenner & Smith Incorporated. The Securities are not sponsored, endorsed, sold, or promoted by FTSE Russell, and FTSE Russell makes no representation regarding the advisability of investing in the Securities.
FTSE Russell and Merrill Lynch, Pierce, Fenner & Smith Incorporated have entered into a non-exclusive license agreement providing for the license to Merrill Lynch, Pierce, Fenner & Smith Incorporated and its affiliates, including us, in exchange for a fee, of the right to use

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Russell 2000® Index due November 3, 2025
indices owned and published by FTSE Russell in connection with some securities, including the Securities. The license agreement provides that the following language must be stated in this pricing supplement:
The Securities are not sponsored, endorsed, sold, or promoted by FTSE Russell. FTSE Russell makes no representation or warranty, express or implied, to the holders of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the RTY to track general stock market performance or a segment of the same. FTSE Russell’s publication of the RTY in no way suggests or implies an opinion by FTSE Russell as to the advisability of investment in any or all of the securities upon which the RTY is based. FTSE Russell’s only relationship to Merrill Lynch, Pierce, Fenner & Smith Incorporated and to us is the licensing of certain trademarks and trade names of FTSE Russell and of the RTY, which is determined, composed, and calculated by FTSE Russell without regard to Merrill Lynch, Pierce, Fenner & Smith Incorporated, us, or the Securities. FTSE Russell is not responsible for and has not reviewed the Securities nor any associated literature or publications and FTSE Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. FTSE Russell reserves the right, at any time and without notice, to alter, amend, terminate, or in any way change the RTY. FTSE Russell has no obligation or liability in connection with the administration, marketing, or trading of the Securities.
FTSE RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RTY OR ANY DATA INCLUDED THEREIN AND FTSE RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. FTSE RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, US, HOLDERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RTY OR ANY DATA INCLUDED THEREIN. FTSE RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RTY OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL FTSE RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Russell 2000® Index due November 3, 2025
Supplemental Plan of Distribution; Role of BofAS and Conflicts of Interest
BofAS, a broker-dealer affiliate of ours, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the distribution of the Securities. Accordingly, the offering of the Securities will conform to the requirements of FINRA Rule 5121. BofAS may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.
We will deliver the Securities against payment therefor in New York, New York on a date that is greater than two business days following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Securities more than two business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.
Under our distribution agreement with BofAS, BofAS will purchase the Securities from us as principal at the public offering price indicated on the cover of this pricing supplement, less the indicated underwriting discount. BofAS will sell the Securities to WFS at the public offering price of the Securities less a concession of up to $28.25 per Security. WFS will provide dealers, which may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), with a selling concession of up to $17.50 per Security. In addition to the concession allowed to WFA, WFS will pay up to $0.75 per Security to WFA as a distribution expense fee for each Security sold by WFA.
In addition, in respect of certain Securities sold in this offering, BofAS or its affiliates may pay a fee of up to $1.00 per Security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the Securities to other securities dealers.
BofAS and any of our other broker-dealer affiliates and WFS and its broker-dealer affiliates may use this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus for offers and sales in secondary market transactions and market-making transactions in the Securities. However, they are not obligated to engage in such secondary market transactions and/or market-making transactions. These broker-dealer affiliates may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market conditions at the time of the sale.
Any price that BofAS, WFS or their respective affiliates may pay to repurchase the Securities will depend upon then prevailing market conditions, the creditworthiness of us and the Guarantor, and transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the Securities.
WFS has advised us that if it, WFA or any of their affiliates makes a secondary market in the Securities at any time up to the Issue Date or during the four-month period following the Issue Date, the secondary market price offered by it, WFA or any of their affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring and hedging the Securities that are included in the public offering price of the Securities. Because this portion of the costs is not fully deducted upon issuance, WFS has advised us that any secondary market price it, WFA or any of their affiliates offers during this period will be higher than it otherwise would be outside of this period, as any secondary market price offered outside of this period will reflect the full deduction of the costs as described above. WFS has advised us that the amount of this increase in the secondary market price will decline steadily to zero over this four-month period. If you hold the Securities through an account at WFS, WFA or any of their affiliates, WFS has advised us that it expects that this increase will also be reflected in the value indicated for the Securities on your brokerage account statement.  If you hold your Securities through an account at a broker-dealer other than WFS, WFA or any of their affiliates, the value of the Securities on your brokerage account statement may be different than if you held your Securities at WFS, WFA or any of their affiliates.

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Russell 2000® Index due November 3, 2025
European Economic Area and United Kingdom
None of this pricing supplement, the accompanying product supplement, the accompanying prospectus or the accompanying prospectus supplement is a prospectus for the purposes of the Prospectus Regulation (as defined below). This pricing supplement, the accompanying product supplement, the accompanying prospectus and the accompanying prospectus supplement have been prepared on the basis that any offer of Securities in any Member State of the European Economic Area (the “EEA”) or in the United Kingdom (each, a “Relevant State”) will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (“Qualified Investors”). Accordingly any person making or intending to make an offer in that Relevant State of Securities which are the subject of the offering contemplated in this pricing supplement, the accompanying product supplement, the accompanying prospectus and the accompanying prospectus supplement may only do so with respect to Qualified Investors. Neither BofA Finance nor BAC has authorized, nor does it authorize, the making of any offer of Securities other than to Qualified Investors. The expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
PROHIBITION OF SALES TO EEA AND UNITED KINGDOM RETAIL INVESTORS — The Securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA or in the United Kingdom. For these purposes: (a) a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (the Insurance Distribution Directive), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation; and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Securities to be offered so as to enable an investor to decide to purchase or subscribe for the Securities. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the Securities or otherwise making them available to retail investors in the EEA or in the United Kingdom has been prepared and therefore offering or selling the Securities or otherwise making them available to any retail investor in the EEA or in the United Kingdom may be unlawful under the PRIIPs Regulation.
United Kingdom
The communication of this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement, the accompanying prospectus and any other document or materials relating to the issue of the Securities offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the United Kingdom, the Securities offered hereby are only available to, and any investment or investment activity to which this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement and the accompanying prospectus relates will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement or the accompanying prospectus or any of their contents.
Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the Securities may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to BofA Finance, as issuer, or BAC, as guarantor.
All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the Securities in, from or otherwise involving the United Kingdom.

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Russell 2000® Index due November 3, 2025
Structuring the Securities

The Securities are our debt securities, the return on which is linked to the performance of the Underlying. The related guarantee is BAC’s obligation. Any payments on the Securities, including payment of the Redemption Amount, depend on the credit risk of BofA Finance and BAC and on the performance of the Underlying. As is the case for all of our and BAC’s respective debt securities, including our market-linked securities, the economic terms of the Securities reflect our and BAC’s actual or perceived creditworthiness at the time of pricing. In addition, because market-linked securities result in increased operational, funding and liability management costs to us and BAC, BAC typically borrows the funds under these types of securities at a rate, which we refer to in this pricing supplement as BAC’s internal funding rate, that is more favorable to BAC than the rate that it might pay for a conventional fixed or floating rate debt security. This generally relatively lower internal funding rate, which is reflected in the economic terms of the Securities, along with the fees and charges associated with market-linked securities, resulted in the initial estimated value of the Securities on the Pricing Date being less than their public offering price.
The initial estimated value of the Securities as of the Pricing Date is set forth on the cover page of this pricing supplement.
In order to meet our payment obligations on the Securities, at the time we issue the Securities, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of our other affiliates. The terms of these hedging arrangements are determined based upon terms provided by BofAS and its affiliates, and take into account a number of factors, including our and BAC’s creditworthiness, interest rate movements, the volatility of the Underlying, the tenor of the Securities and the hedging arrangements. The economic terms of the Securities and their initial estimated value depend in part on the terms of these hedging arrangements.
BofAS has advised us that the hedging arrangements will include hedging related charges, reflecting the costs associated with, and our affiliates’ profit earned from, these hedging arrangements. Since hedging entails risk and may be influenced by unpredictable market forces, actual profits or losses from these hedging transactions may be more or less than any expected amounts.
For further information, see “Risk Factors” beginning on page PS-8 above and “Supplemental Use of Proceeds” on page PS-19 of the accompanying product supplement.

Validity of the Securities

In the opinion of McGuireWoods LLP, as counsel to BofA Finance and BAC, when the trustee has made the appropriate entries or notations on the applicable schedule to the master global note that represents the Securities (the  “master note”) identifying the Securities offered hereby as supplemental obligations thereunder in accordance with the instructions of BofA Finance and the provisions of the indenture governing the Notes and the related guarantee, and the Securities have been delivered against payment therefor as contemplated in this pricing supplement and the related prospectus, prospectus supplement and product supplement, such Securities will be the legal, valid and binding obligations of BofA Finance, and the related guarantee will be the legal, valid and binding obligation of BAC, subject, in each case, to the effects of applicable bankruptcy, insolvency (including laws relating to preferences, fraudulent transfers and equitable subordination), reorganization, moratorium and other similar laws affecting creditors' rights generally, and to general principles of equity. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York and the Delaware Limited Liability Company Act and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee's authorization, execution and delivery of the indenture governing the Securities and due authentication of the master note, the validity, binding nature and enforceability of the indenture governing the Securities and the related guarantee with respect to the trustee, the legal capacity of individuals, the genuineness of signatures, the authenticity of all documents submitted to McGuireWoods LLP as originals, the conformity to original documents of all documents submitted to McGuireWoods LLP as copies thereof, the authenticity of the originals of such copies and certain factual matters, all as stated in the letter of McGuireWoods LLP dated December 30, 2019, which has been filed as an exhibit to Pre-Effective Amendment No. 1 to the Registration Statement (File No. 333-234425) of BofA Finance and BAC, filed with the Securities and Exchange Commission on December 30, 2019.
Sidley Austin LLP, New York, New York, is acting as counsel to BofAS and as special tax counsel to BofA Finance and BAC.

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Russell 2000® Index due November 3, 2025
U.S. Federal Income Tax Summary
The following summary of the material U.S. federal income and estate tax considerations of the acquisition, ownership, and disposition of the Securities supplements, and to the extent inconsistent supersedes, the discussions under “U.S. Federal Income Tax Considerations” in the accompanying prospectus and under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and is not exhaustive of all possible tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated under the Code by the U.S. Treasury Department (“Treasury”) (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the IRS, and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This summary does not include any description of the tax laws of any state or local governments, or of any foreign government, that may be applicable to a particular holder.
Although the Securities are issued by us, they will be treated as if they were issued by BAC for U.S. federal income tax purposes. Accordingly throughout this tax discussion, references to “we,” “our” or “us” are generally to BAC unless the context requires otherwise.

This summary is directed solely to U.S. Holders and Non-U.S. Holders that, except as otherwise specifically noted, will purchase the Securities upon original issuance and will hold the Securities as capital assets within the meaning of Section 1221 of the Code, which generally means property held for investment, and that are not excluded from the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus.
You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning and disposing of the Securities, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.
General

Although there is no statutory, judicial, or administrative authority directly addressing the characterization of the Securities, in the opinion of our counsel, Sidley Austin LLP, and based on certain factual representations received from us, the Securities should be treated as single financial contracts with respect to the Underlying and under the terms of the Securities, we and every investor in the Securities agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat the Securities in accordance with such characterization. This discussion assumes that the Securities constitute single financial contracts with respect to the Underlying for U.S. federal income tax purposes.  If the Securities did not constitute single financial contracts, the tax consequences described below would be materially different.

This characterization of the Securities is not binding on the IRS or the courts. No statutory, judicial, or administrative authority directly addresses the characterization of the Securities or any similar instruments for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment. Due to the absence of authorities on point, significant aspects of the U.S. federal income tax consequences of an investment in the Securities are not certain, and no assurance can be given that the IRS or any court will agree with the characterization and tax treatment described in this pricing supplement.  Accordingly, you are urged to consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities, including possible alternative characterizations.
Unless otherwise stated, the following discussion is based on the characterization described above. The discussion in this section assumes that there is a significant possibility of a significant loss of principal on an investment in the Securities.
We will not attempt to ascertain whether the issuer of a component stock included in the Underlying would be treated as a “passive foreign investment company” (“PFIC”), within the meaning of Section 1297 of the Code, or a United States real property holding corporation, within the meaning of Section 897(c) of the Code.  If the issuer of one or more stocks included in the Underlying were so treated, certain adverse U.S. federal income tax consequences could possibly apply to a holder of the Securities. You should refer to information filed with the SEC by the issuers of the component stocks included in the Underlying and consult your tax advisor regarding the possible consequences to you, if any, if any issuer of a component stock included in the Underlying is or becomes a PFIC or is or becomes a United States real property holding corporation.
U.S. Holders
Upon receipt of a cash payment at maturity or upon a sale, exchange, or redemption of the Securities prior to maturity, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Securities. A U.S. Holder’s tax basis in the Securities will equal the amount paid by that holder to acquire them. This capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder held the Securities for more than one year. The deductibility of capital losses is subject to limitations.

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Russell 2000® Index due November 3, 2025
Alternative Tax Treatments. Due to the absence of authorities that directly address the proper tax treatment of the Securities, prospective investors are urged to consult their tax advisors regarding all possible alternative tax treatments of an investment in the Securities. In particular, the IRS could seek to subject the Securities to the Treasury regulations governing contingent payment debt instruments. If the IRS were successful in that regard, the timing and character of income on the Securities would be affected significantly. Among other things, a U.S. Holder would be required to accrue original issue discount every year at a “comparable yield” determined at the time of issuance. In addition, any gain realized by a U.S. Holder at maturity or upon a sale, exchange, or redemption of the Securities generally would be treated as ordinary income, and any loss realized at maturity or upon a sale, exchange, or redemption of the Securities generally would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.
The IRS released Notice 2008-2 (the “Notice”), which sought comments from the public on the taxation of financial instruments currently taxed as “prepaid forward contracts.” This Notice addresses instruments such as the Securities. According to the Notice, the IRS and Treasury are considering whether a holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis, regardless of whether any payments are made prior to maturity. It is not possible to determine what guidance the IRS and Treasury will ultimately issue, if any.  Any such future guidance may affect the amount, timing and character of income, gain, or loss in respect of the Securities, possibly with retroactive effect.
The IRS and Treasury are also considering additional issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, whether Section 1260 of the Code, concerning certain “constructive ownership transactions,” generally applies or should generally apply to such instruments, and whether any of these determinations depend on the nature of the underlying asset.
In addition, proposed Treasury regulations require the accrual of income on a current basis for contingent payments made under certain notional principal contracts. The preamble to the regulations states that the “wait and see” method of accounting does not properly reflect the economic accrual of income on those contracts, and requires current accrual of income for some contracts already in existence. While the proposed regulations do not apply to prepaid forward contracts, the preamble to the proposed regulations expresses the view that similar timing issues exist in the case of prepaid forward contracts. If the IRS or Treasury publishes future guidance requiring current economic accrual for contingent payments on prepaid forward contracts, it is possible that you could be required to accrue income over the term of the Securities.
Because of the absence of authority regarding the appropriate tax characterization of the Securities, it is also possible that the IRS could seek to characterize the Securities in a manner that results in tax consequences that are different from those described above. For example, the IRS could possibly assert that any gain or loss that a holder may recognize at maturity or upon the sale, exchange, or redemption of the Securities should be treated as ordinary gain or loss.
Because the Underlying is an index that periodically rebalances, it is possible that the Securities could be treated as a series of single financial contracts, each of which matures on the next rebalancing date.  If the Securities were properly characterized in such a manner, a U.S. Holder would be treated as disposing of the Securities on each rebalancing date in return for new Securities that mature on the next rebalancing date, and a U.S. Holder would accordingly likely recognize capital gain or loss on each rebalancing date equal to the difference between the holder’s tax basis in the Securities (which would be adjusted to take into account any prior recognition of gain or loss) and the fair market value of the Securities on such date.
Non-U.S. Holders
Except as discussed below, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax for amounts paid in respect of the Securities provided that the Non-U.S. Holder complies with applicable certification requirements and that the payment is not effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business. Notwithstanding the foregoing, gain from the sale, exchange, or redemption of the Securities or their settlement at maturity may be subject to U.S. federal income tax if that Non-U.S. Holder is either a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of the sale, exchange, redemption, or settlement and certain other conditions are satisfied.
If a Non-U.S. Holder of the Securities is engaged in the conduct of a trade or business within the U.S. and if gain realized on the settlement at maturity, or upon sale, exchange, or redemption of the Securities, is effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the U.S.), the Non-U.S. Holder, although exempt from U.S. federal withholding tax, generally will be subject to U.S. federal income tax on such gain on a net income basis in the same manner as if it were a U.S. Holder. Such Non-U.S. Holders should read the material under the heading “—U.S. Holders,” for a description of the U.S. federal income tax consequences of acquiring, owning and disposing of the Securities.  In addition, if such Non-U.S. Holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% (or such lower rate provided by any applicable tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments.
A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a Non-U.S. Holder. Under Treasury regulations, payments (including deemed payments)

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Russell 2000® Index due November 3, 2025
with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, IRS guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2023. Based on our determination that the Securities are not delta-one instruments, Non-U.S. Holders should not be subject to withholding on dividend equivalent payments, if any, under the Securities. However, it is possible that the Securities could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Underlying or the Securities, and, following such occurrence, the Securities could be treated as subject to withholding on dividend equivalent payments. Non-U.S. Holders that enter, or have entered, into other transactions in respect of the Underlying or the Securities should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Securities and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.
As discussed above, alternative characterizations of the Securities for U.S. federal income tax purposes are possible. Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the Securities to become subject to withholding tax, tax will be withheld at the applicable statutory rate.
As discussed above, the IRS has indicated in the Notice that it is considering whether income in respect of instruments such as the Securities should be subject to withholding tax.  Prospective Non-U.S. Holders should consult their own tax advisors regarding the tax consequences of such alternative characterizations.
U.S. Federal Estate Tax. Under current law, while the matter is not entirely clear, individual Non-U.S. Holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a Security is likely to be treated as U.S. situs property subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in a Security.
Backup Withholding and Information Reporting
Please see the discussion under “U.S. Federal Income Tax Considerations — General  — Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the Securities.

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Russell 2000® Index due November 3, 2025
Appendix
The material included in this Appendix was prepared by Wells Fargo Securities, LLC and will be distributed to investors in connection with the offering of the Securities described in this pricing supplement. This material does not constitute terms of the Securities. Instead, the Securities will have the terms specified in the prospectus dated December 31, 2019, the prospectus supplement dated December 31, 2019 and the product supplement no. EQUITY-1 dated January 3, 2020, as supplemented or superseded by this pricing supplement.